Exhibit 99.1

For Immediate Release:

Steinway Signs Agreement to Sell West 57th Street Building

WALTHAM, MA — March 26, 2013 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that it has entered into an agreement with JDS Development Group to sell its interest in the Steinway Hall building on West 57th Street in New York City for $46 million subject to an upward adjustment associated with certain post-closing conditions. The Steinway Hall building, which is subject to a land lease, is a 247,000-square-foot, 16-story boutique office building that houses the company’s flagship retail showroom.

Under the terms of the transaction, Steinway has the right to occupy the premises rent free for a period of 14 months after closing and to extend that period for an additional 4 months subject to an agreed upon rent.

“Steinway remains committed to providing the full range of services to the artists and patrons who have cherished Steinway Hall since it opened in 1925,” said Michael Sweeney, Chairman and CEO. “Given this history, the Board took great care to balance the needs of all our constituencies — artists, patrons and shareholders — in reaching the decision to sell the company’s interest in the building. An important consideration was the significant investment required to maintain the building’s infrastructure and appearance.”

Sweeney added, “Over the next year or so, we will be preparing for the creation of a 21st century Steinway Hall in Manhattan. Our Concert & Artist division is working on designs for a space that meets the needs of today’s artists and customers just as the Steinway family conceived our current location nearly 100 years ago. We’re excited about the opportunity to continue serving the musical and cultural community while preserving the Steinway family heritage.”

The purchaser made a deposit of $5.6 million upon signing the purchase and sale agreement. After payment of associated transfer taxes, the company expects this transaction to generate cash proceeds of approximately $43 million upon closing. In addition, the rent Steinway currently pays under its land lease will terminate upon closing. The transaction is expected to close within the second quarter, at which point the company expects to recognize a taxable gain of $22 million on the sale.

“This transaction further strengthens our healthy balance sheet and clears the way for Steinway to focus all of its attention on maximizing the value of the company’s core musical instruments business. The Board is now in a position to begin considering options that are in the best interest of the company’s shareholders for deploying the net cash proceeds harvested from this non-core asset,” said Sweeney.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the company’s present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; failure to consummate the sale of the West 57th Street building; and fluctuations in effective tax rates resulting from shifts in sources of income. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Julie A. Theriault	Harriet Fried / Jody Burfening
Steinway Musical Instruments, Inc.	LHA
(781) 894-9770	(212) 838-3777
ir@steinwaymusical.com	hfried@lhai.com